EXPLANATORY NOTE: [*] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Exhibit 10.21

December 10, 2014

Caterpillar Inc.

Building Construction Products Division

400 Regency Forest Drive, Suite 400

Cary, North Carolina 27518

Attn: Joseph Hellrung

Dear Sir,

This letter spells out commercial terms related to the purchase of MTL undercarriages and tracks (“Products”) by the Building Construction Products Division of Caterpillar Inc. (“Caterpillar”) from ASV Corporation. Caterpillar and ASV are each a party (“Party”) to this letter and collectively may be referred to as parties (“Parties”).

Duration. The Parties agree to a firm commitment to purchase for the next three (3) years from date of signing this letter (“Execution Date”).

•	First year would run from Execution Date in twelve (12) month intervals for three (3) years.

•	The execution of this letter would result in an immediate [*] reduction in whole goods.

•	Current tract pricing would see a [*] reduction in year one.

•	ASV needs to be Caterpillar’s exclusive supplier of these Products for three (3) years from the Execution Date for the discounts to remain in effect. With the exception of the interim period prior to the introduction of our new affordable replacement tracks.

Pricing. A straight forth structured method to adjust for the major cost drivers (steel, rubber and the motor).

•	Year two of the program would include a [*] price increase if a 1,500 minimum order level was not achieved in the first year of the program.

[* Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Or

•	ASV will cap price adjustments at [*] in a twelve (12) month period based on the rubber/steel index listed below increasing more than [*] from the date of the agreements signing date.

•	Year three would follow the same format based on the 1,500 minimum order or the [*] increase based on the rubber/steel index.

•	First year pricing reflects a [*] in the primary tracks, and [*] discount on the low volume tracks.

Pricing will be weighted and adjusted according to the content of the bill of material. Tracks and wheels will follow the SMR20 and Butadiene indexes. All other steel components will follow Bureau of Labor Statistics US Producer price indexes of (1504) and ductile iron casting and (101703) hot rolled steel sheet and strip.

Price Reduction. In addition to ASV’s aggressive pricing concession commitments we would also include a volume discount bonus. The volume discount only applies only if the entire three year program is agreed to.

•	2000 units plus would result in a [*] reduction per unit past 2000 units.

•	2500 units plus would result in a [*] reduction per unit past 2,500 units.

•	3000 units plus would result in a [*] reduction per unit past 3000 units.

•	3500 units plus would result in a [*] reduction per unit past 3,500 units.

•	4000 units plus would result in a [*] reduction per unit past 4000 units.

•	All purchases must be made in the same calendar year.

Tracks – Cost Savings. Low cost track identified: ASV will provide an affordable track option to Caterpillar to supply their low cost replacement tracks. When ASV’s affordable track becomes available Caterpillar will then purchase all their replacement tracks from ASV. Caterpillar will discontinue purchasing low cost replacement tracks from their current supplier. During the interim, Caterpillar can continue to purchase low cost tracks from their current supplier. ASV will perform the validation process on the entry level Alpha and Beta tracks. We’re looking at an estimated introduction time frame for the new track of 4-6 months which includes the validation process by ASV.

Parts. Parts pricing will be capped at [*] per year over the life of the agreement and will remain at previous years pricing if 2000 per year or more units are purchased on the whole goods side. ASV will provide input on the cost drivers if the [*] price increase is required.

Delivery Requirements. Caterpillar will provide ASV with a forecast of its needs for equipment, and parts for the next twelve (12) months. The first three (3) months of each such forecast shall be firm and binding on both Caterpillar and ASV.

[* Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

ASV Corporation

By:	/s/ James J. DiBiagio

Name:	James J. DiBiagio

Title:	General Manager

Date:	December 16, 2014

Acknowledged by:

Caterpillar Inc.

By:	/s/ Mary Bell

Name:	Mary Bell

Title:	VP- BCP

Date:	Dec. 18, 2014

EXHIBIT A

PRODUCTS

Part Num	X Part Num	Part Description	2014 Price	2015 Price Purposed
0702-510	357-0297	247B3 U/C	[*]	[*]
0702-511	357-0296	247B3 U/C	[*]	[*]
0702-602	389-7590	257D 2 Speed U/C	[*]	[*]
0702-603	389-7589	257D 2 Speed U/C	[*]	[*]
0702-608	389-7597	257D 1 Speed U/C	[*]	[*]
0702-609	389-7596	257D 1 Speed U/C	[*]	[*]
2036-200	372-5761	Assy, UC RH Beta D (CAT 372-5762	[*]	[*]
2036-201	372-5762	Assy, UC LH Beta D (CAT 372-5761	[*]	[*]
0703-221	220-8161	Track 18 X 200	[*]	[*]
0700-260	238-7664	Track 220 IN, HI PLUG	[*]	[*]
0702-599	325-8624	Entry level 15X166 CAT	[*]	[*]
2035-950	325-8625	Entry Level 18X201 CAT	[*]	[*]
0702-599	325-8624	Primary Track 15X166 CAT	[*]	[*]
2035-950	325-8625	Primary Track 18X201 CAT	[*]	[*]

2015 Pricing reflects a [*] discount on U/C’s, [*] discount on primary tracks, and [*] discount on the low volume tracks.

[* Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]